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                                                                   [LETTERHEAD]



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the inclusion of our audit report dated February 14, 1997, except for the last paragraph of Note 5(A) which is as of March 12, 1997, Note 2, Note 13 and Note 14(a) which are as of May 14, 1997 and Notes 14(b), 14(c), 14(d), and 14(e), which are as of June 17, 1997 on the revised consolidated financial statements of Turbodyne Technologies Inc. for the years ended December 31, 1996 and 1995 in the Company's Registration Statement on Form S-1, when such financial information is read in conjunction with the financial statements referred to in our report.



Vancouver, Canada
                                                          /s/ Morgan & Company
October 1, 1998                                           Chartered Accountants